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                                                                      EXHIBIT 15


Ford Motor Credit Company
One American Road
Dearborn, Michigan 48126


         We are aware that our reports dated April 14, 2000, July 14, 2000 and October 17, 2000 accompanying the unaudited interim financial information of Ford Motor Credit Company and Subsidiaries for the period ending March 31, 2000 and 1999, June 30, 2000 and 1999, and September 30, 2000 and 1999 included in the Ford Motor Credit Company Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 will be incorporated by reference in this Registration Statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.


/s/ PRICEWATERHOUSECOOPERS LLP

Detroit, Michigan

January 2, 2001